Exhibit 99.1

The LGL Group, Inc. Declares a Warrant Dividend

ORLANDO, FL, October 29, 2020 – The LGL Group, Inc. (NYSE American: LGL) (the "Company") today announced that on October 27, 2020 the Board of Directors declared a dividend of warrants to purchase shares of its common stock to holders of record of its common stock as of November 9, 2020, the record date set by the Board of Directors for the dividend. Each holder of the Company’s common stock as of the record date will receive one warrant for each share of common stock owned. Five warrants will entitle their holder to purchase one share of the Company's common stock at an exercise price of $12.50. The warrants will be "European style warrants" and will be exercisable on the earlier of (i) their expiration date, which will be the fifth anniversary of their issuance, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of the Company's common stock is greater than or equal to $17.50. The warrants are expected to be issued on or around November 16, 2020, and the Company intends for the warrants to be listed and traded on the NYSE American on or around such date, subject to NYSE American approval.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of that state or jurisdiction. Any offer of securities covered by the registration statement will be made solely by means of a prospectus included in the registration statement.

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com

(407) 298-2000